Exhibit 23.2

Consent of Sue Bird

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled “S-K 1300 Technical Report Summary Initial Assessment for the Whistler Project, South Central Alaska” with a date of issue of September 23, 2022, and revised date of issue of December 16, 2022; and (ii) the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Annual Report on Form 10-K being filed by U.S. GoldMining Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Sue Bird

Sue Bird, P. Eng.

February 21, 2024